Exhibit 99.e

Distribution Agreement

June 1, 2001 Amended and Restated

Strong Investments, Inc.
Menomonee Falls, Wisconsin

Dear Sirs:

       Strong Equity Funds II, Inc. ("Corporation"), a Wisconsin Corporation, is registered as an investment company under the Investment Company Act of 1940 ("Act"). The Corporation is authorized to create separate series, each with its own separate investment portfolio, and the beneficial interest in each such series will be represented by a separate series of shares. An indefinite number of shares of the Corporation's common stock have been registered under the Securities Act of 1933 ("Securities Act"), pursuant to a Registration Statement on Form N-1A, to be offered continuously for sale to the public in accordance with terms and conditions set forth in the Prospectus included in such Registration Statement as it may be amended from time to time.

       In this connection, the Corporation and STRONG CAPITAL MANAGEMENT, INC., the Corporation's investment adviser ("Management"), desire that your firm act as distributor ("Distributor") with respect to each series of the Corporation set forth on Schedule A that have been or may be registered as described above during the term of this Agreement to the extent set forth in, and subject to the terms of, this Agreement. You have advised the Corporation and Management that you are willing so to act as Distributor, and it is, accordingly, agreed between us as follows:

       1.       The Corporation hereby appoints you Distributor for the sale of its shares, pursuant to the aforesaid continuous public offering, for the limited purpose of facilitating the distribution of shares of the Corporation to investors in any states or jurisdictions in which (a) the Corporation's shares are or shall from time to time be qualified for offering and sale, (b) you are or shall from time to time become qualified as a broker/dealer, and (c) the Corporation may not distribute its shares without itself qualifying as an issuer dealer or broker/dealer (any such state or jurisdiction being hereinafter referred to as a "State").

       2.       You hereby accept such appointment and agree, as agent for and at the request of the Fund, to distribute the Corporation's current Prospectus and supplemental sales literature authorized by the Corporation in any State in which you are then qualified to make such distribution. You shall have the right to review and approve any disclosure relating to you in the Corporation's Registration Statement and Prospectus and any supplemental sales literature, prior to its use. It is understood that you do not undertake to sell all or any specific portion of the shares of the Fund.

       3.       You agree that only the Corporation shall have the right to accept or reject orders for the purchase of shares of the Corporation resulting from your acting as Distributor hereunder and that you are not authorized to accept orders on behalf of the Corporation or deliver any shares of the Corporation except as directed by the Fund.

       4.       The Corporation has delivered to you a copy of its current Prospectus and agrees that it will use its best efforts to continue the effectiveness of the Registration Statement under the Securities Act. The Corporation further agrees to prepare and file any amendments to its Registration Statement as may be necessary and any supplemental data in order to comply with the Securities Act.

       5.       The Corporation is registered under the Act as an investment company, and it will use its best efforts to maintain such registration and to comply with the requirements of the Act.

       6.       You agree:

              (a)       That neither you nor any of your partners will take any short position in the shares of the Corporation.

              (b)       To furnish the Corporation any pertinent information required to be included with respect to you as Distributor within the meaning of the Securities Act in any reports or registration required to be filed with any governmental authority.

              (c)       You will not give any information or make any representations other than as contained in the Registration Statement or Prospectus filed under the Securities Act, as in effect from time to time, or in any supplemental sales literature authorized by the Corporation for use in connection with the sale of shares.

       7.       (a) The Corporation will pay or cause to be paid the expenses (including the fees and disbursements of its own counsel) of any registration of the Corporation's shares under the Securities Act, expenses of qualifying or continuing the qualification of the Corporation's shares for sale, and expenses incident to the issuance of the Corporation's shares, such as the cost of share certificates, issues taxes and fees of the transfer agent. The Distributor will pay all other expenses incident to the sale and distribution of the Corporation's shares issued or sold hereunder, including, without limiting the generality of the foregoing, all (i) expenses of printing and distributing or disseminating any other literature, advertising and selling aids in connection with such offering of the Corporation's shares for sale (except that such expenses shall not include expenses incurred by the Corporation in connection with the preparation, printing, and distribution of any report or other communication to holders of the Corporation's shares in their capacity as such); and (ii) expenses of advertising in connection with such offering.

              (b) Management shall pay you a fee of $1.00 per annum for your services hereunder, payable quarterly in advance on the first day of January, April, July and October, commencing January 10, 1996, and agrees to reimburse you for all reasonable expenses of distribution, including the costs of printing and mailing the Prospectus and any supplemental sales literature, upon your submission of invoices from time to time. If the term of this Agreement commences other than at the beginning of a calendar quarter or is terminated by any of the parties pursuant to paragraph (b) other than at the end of a quarter, such fee will be prorated for the portion of such quarter during which this Agreement is in effect.

       8.       The Corporation and Management agree, jointly and severally, to indemnify and hold the Distributor, its partners and employees, and any person who controls the Distributor within the meaning of Section 15 of the Securities Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Distributor, its partners, employees or any such controlling person may incur under the Securities Act, the Act, any state securities laws or under common law or otherwise, arising out of or based upon (a) any untrue statement or alleged untrue statement of a material fact contained in the Corporation's Registration Statement, Prospectus or any supplemental sales literature authorized by the Corporation (such Prospectus, Registration Statement and supplemental sales literature being referred to collectively herein as "Offering Material"), (b) any omission or alleged omission to state a material fact required to be stated in any Offering Material or necessary to make the statements in any Offering Material not misleading, or (c) any violations of any state securities laws arising out of or based upon the Distributor's activities hereunder, except as occasioned solely by the Distributor's failure to be qualified as a broker/dealer in any state in which the Distributor has distributed Offering Materials for the Corporation; provided, however, that in the event that for any reason such indemnification is not available or is insufficient to hold the Distributor harmless, the Corporation and Management, agree, jointly and severally, to contribute to the amounts paid or payable by the Distributor, as a result of any loss, claim, damage, liability, or expense in such proportion as appropriately reflects the relative benefits received herefrom by the Corporation and Management on the one hand and by the Distributor on the other, or if such allocation is not permitted by applicable law, then in such proportion as appropriately reflects not only the foregoing relative benefits but also the relative fault of the Corporation and Management on the one hand and the Distributor on the other in connection with the statements, actions or omissions that resulted in such loss, claim, damage, liability or expense, as well as any other relative equitable considerations; and further provided, that in no event shall anything contained herein be so construed as to protect the Distributor, through indemnification or contribution of the Corporation, but not of Management, against any liability to the Corporation or to its security holders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence, in the performance of its duties, or by reason of its reckless disregard of its obligations under this Agreement. The Corporation's and Management's agreements to indemnify the Distributor, its partner and employees and any such controlling person as aforesaid are expressly conditioned upon the Corporation's and Management's being promptly notified of any action brought against the Distributor, its partners or employees, or any such controlling person, such notification to be given by letter or telegram addressed to the Corporation and Management at their principal business offices. The Corporation and Management agrees promptly to notify the Distributor of the commencement of any litigation or proceedings against the Corporation, Management or any of their officers or directors in connection with the issue and sale of any shares of the Corporation's common stock.

       9.       (a) This agreement shall become effective as of the date hereof and shall remain in effect until June 1, 2003, and from year to year thereafter provided that such continuation shall be specifically approved at least annually by the vote of a majority of the Directors of the Corporation who are not parties to this Agreement or "interested persons" (as defined in the Act) of any such persons cast in person at a meeting called for the purpose of voting on such approval and by a vote of the holders of a majority of the outstanding voting securities of the Corporation or the Board of Directors of the Corporation.

              (b) Each of the parties hereto may terminate this Agreement at any time without penalty upon at least 60 days' written notice to the other parties.

              (c) The agreements of the Corporation and Management in paragraph 8 shall survive the expiration or earlier termination of this Agreement.

       10.       This Agreement may not be amended or changed except in writing and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, but this Agreement shall not be assigned by any party and shall automatically terminate upon its assignment as defined under the Act.

       If the foregoing is in accordance with your understanding, kindly so indicate by signing in the space provided below.

STRONG EQUITY FUNDS II, INC.
/s/ Susan A. Hollister
By: Susan A. Hollister
Its: Vice President and Assistant Secretary

Accepted and Agreed to this 1st day of June 2001.

STRONG INVESTMENTS, INC.

/s/ Richard W. Smirl
By: Richard W. Smirl
Its: Vice President and Chief Compliance Officer

SCHEDULE A

The Fund(s) of the Corporation currently subject to this Agreement are as follows:

Fund(s)	Date of Addition to this Agreement
Strong Multi Cap Value Fund	June 1, 2001

Attest:	Strong Investments, Inc.

/s/ Cathleen A. Ebacher Cathleen A. Ebacher	/s/ Richard W. Smirl Richard W. Smirl, Vice President and Chief Compliance Officer

Attest:	Strong Equity Funds II, Inc.

/s/ Cathleen A. Ebacher Cathleen A. Ebacher	/s/ Susan A. Hollister Susan A. Hollister, Vice President and Assistant Secretary